Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT

The Subsidiaries of the Registrant are: (a) TIB Bank and The Bank of Venice organized under the laws of the State of Florida; (b) TIBFL Statutory Trust I and TIBFL Statutory Trust II which are Connecticut statutory trusts; and (c) TIBFL Statutory Trust III, which is a Delaware statutory trust.